Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

FORESTAR GROUP INC. COMPLETES
ACQUISITION OF CREDO PETROLEUM CORPORATION

DENVER, COLORADO — September 28, 2012 — Credo Petroleum Corporation (NASDAQ: CRED) (the “Company” or “Credo”) said today that its previously-announced acquisition by Forestar Group Inc. (“Forestar”) has been completed.

The transaction was originally announced on June 4, 2012 following execution of a merger agreement between the companies.  The merger was approved by the Company’s stockholders of record at a special meeting of the stockholders held on September 25, 2012. Approximately 73% of the outstanding shares of common stock of Credo were present in person or by proxy at the meeting.  Over 99% of the shares present were voted in favor of the proposal to approve and adopt the merger agreement. With the completion of the merger, Credo became a wholly-owned subsidiary of Forestar and its stock will cease trading on the NASDAQ Global Market at market close today.

Under the terms of the merger agreement, the Company’s stockholders of record will receive $14.50 per share in cash.  In accordance with the merger agreement, the paying agent for the merger, will send a letter of transmittal and instructions to stockholders of record promptly following closing advising them how to surrender their shares and receive payment.

About Credo

Credo Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado. The Company is engaged in the exploration for and the acquisition, development and marketing of crude oil and natural gas in the Mid-Continent and Rocky Mountain regions with operations primarily in North Dakota, Kansas, Nebraska, Texas Panhandle and Oklahoma. Credo uses advanced technologies to systematically explore for oil and gas and, through its patented Calliope Gas Recovery System, to recover stranded reserves from depleted gas reservoirs.

About Forestar

Forestar Group Inc. operates in three business segments: mineral resources, real estate and fiber resources. At the end of first quarter 2012, the real estate segment owns directly or through ventures over 146,000 acres of real estate located in nine states and twelve markets in the U.S. The real estate segment has 16 real estate projects representing approximately 27,600 acres currently in the entitlement process, and 73 entitled, developed and under development projects in seven states and eleven markets encompassing over 16,000 acres, comprised of almost 27,000 residential lots and over 2,400 commercial acres. The mineral resources segment manages approximately 594,000 net acres of oil and gas mineral interests located principally in Texas, Louisiana, Alabama, and Georgia. Also included in the mineral resources segment is a 45% nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes from approximately 1.4 million acres in Texas, Louisiana, Georgia and Alabama and about 17,800 acres of groundwater leases in central Texas. The fiber resources segment includes the sale of wood fiber and management of our recreational leases. Forestar’s address on the World Wide Web is www.forestargroup.com